As filed with the Securities and Exchange Commission on August 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

United Therapeutics Corporation
(Exact name of registrant as specified in its charter)

Delaware	52-1984749

(State or jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification No)

1110 Spring St.
Silver Spring, MD 20910
(301) 608-9292
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

January 2, 2001 Consultant Options Outside the Equity Incentive Plan
January 3, 2001 Consultant Options Outside the Equity Incentive Plan
January 8, 2001 Employee Options Outside the Equity Incentive Plan
March 7, 2001 Employee Options Outside the Equity Incentive Plan
March 14, 2001 Employee Options Outside the Equity Incentive Plan
March 15, 2001 Consultant Options Outside the Equity Incentive Plan
March 16, 2001 Consultant Options Outside the Equity Incentive Plan
April 4, 2001 Consultant Options Outside the Equity Incentive Plan
April 16, 2001 Employee Options Outside the Equity Incentive Plan
May 11, 2001 Consultant Options Outside the Equity Incentive Plan
May 25, 2001 Employee Options Outside the Equity Incentive Plan
June 1, 2001 Employee Options Outside the Equity Incentive Plan
June 11, 2001 Employee Options Outside the Equity Incentive Plan
June 27, 2001 Consultant Options Outside the Equity Incentive Plan
July 23, 2001 Employee Options Outside the Equity Incentive Plan
July 25, 2001 Consultant Options Outside the Equity Incentive Plan
July 30, 2001 Employee Options Outside the Equity Incentive Plan
August 2, 2001 Employee Options Outside the Equity Incentive Plan
August 28, 2001 Employee Options Outside the Equity Incentive Plan
September 4, 2001 Consultant Options Outside the Equity Incentive Plan
September 26, 2001 Employee Options Outside the Equity Incentive Plan

October 29, 2001 Consultant Options Outside the Equity Incentive Plan
October 30, 2001 Consultant Options Outside the Equity Incentive Plan
November 1, 2001 Employee Options Outside the Equity Incentive Plan
November 6, 2001 Consultant Options Outside the Equity Incentive Plan
November 7, 2001 Consultant Options Outside the Equity Incentive Plan
December 14, 2001 Employee Options Outside the Equity Incentive Plan
January 2, 2002 Consultant Options Outside the Equity Incentive Plan
February 1, 2002 Consultant Options Outside the Equity Incentive Plan
March 15, 2002 Consultant Options Outside the Equity Incentive Plan
March 16, 2002 Consultant Options Outside the Equity Incentive Plan
April 16, 2002 Employee Options Outside the Equity Incentive Plan
May 10, 2002 Employee Options Outside the Equity Incentive Plan
May 16, 2002 Employee Options Outside the Equity Incentive Plan
May 23, 2002 Employee Options Outside the Equity Incentive Plan
May 31, 2002 Employee Options Outside the Equity Incentive Plan
June 7, 2002 Employee Options Outside the Equity Incentive Plan
June 14, 2002 Employee Options Outside the Equity Incentive Plan
June 24, 2002 Employee Options Outside the Equity Incentive Plan
August 1, 2002 Employee Options Outside the Equity Incentive Plan
September 4, 2002 Consultant Options Outside the Equity Incentive Plan
October 16, 2002 Employee Options Outside the Equity Incentive Plan
October 21, 2002 Employee Options Outside the Equity Incentive Plan
October 30, 2002 Consultant Options Outside the Equity Incentive Plan
December 13, 2002 Employee Options Outside the Equity Incentive Plan
December 23, 2002 Employee Options Outside the Equity Incentive Plan
January 2, 2003 Consultant Options Outside the Equity Incentive Plan
February 3, 2003 Employee Options Outside the Equity Incentive Plan
March 16, 2003 Consultant Options Outside the Equity Incentive Plan
April 14, 2003 Employee Options Outside the Equity Incentive Plan
June 13, 2003 Employee Options Outside the Equity Incentive Plan
(Full Title of the Plans)

Martine A. Rothblatt, Chairman and Chief Executive Officer
United Therapeutics Corporation
1110 Spring Street
Silver Spring, MD 20910
(301) 608-9292

(Name, address and telephone number of agent for service)

Copies of all correspondence to:

Paul A. Belvin
Akin Gump Strauss Hauer & Feld, LLP
Robert S. Strauss Building
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036
(202) 887-4000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Securities to be	To Be	Offering Price	Aggregate	Registration
Registered	Registered(1)	per Share(2)	Offering Price	Fee

Common Stock, par value $.01 per share	12,666	$14.125	$178,907.25	$14.47
Common Stock, par value $.01 per share	4,000	$13.063	$52,252.00	$4.23
Common Stock, par value $.01 per share	500	$11.313	5,656.50	$0.46
Common Stock, par value $.01 per share	10,000	$13.563	$135,630.00	$10.97
Common Stock, par value $.01 per share	5,000	$15.750	$78,750.00	$6.37
Common Stock, par value $.01 per share	1,667	$16.375	$27,297.13	$2.21
Common Stock, par value $.01 per share	1,667	$16.938	$28,235.65	$2.28
Common Stock, par value $.01 per share	4,000	$14.813	$59,252.00	$4.79
Common Stock, par value $.01 per share	4,100	$11.310	$46,371.00	$3.75
Common Stock, par value $.01 per share	2,435	$11.060	$26,931.10	$2.18
Common Stock, par value $.01 per share	8,000	$13.760	$110,080.00	$8.91
Common Stock, par value $.01 per share	15,000	$13.200	$198,000.00	$16.02
Common Stock, par value $.01 per share	15,000	$13.960	$209,400.00	$16.94
Common Stock, par value $.01 per share	3,084	$11.830	$36,483.72	$2.95
Common Stock, par value $.01 per share	10,000	$12.010	$120,100.00	$9.72
Common Stock, par value $.01 per share	481	$11.900	$5,723.90	$0.46
Common Stock, par value $.01 per share	5,000	$12.240	$61,200.00	$4.95
Common Stock, par value $.01 per share	2,000	$12.150	$24,300.00	$1.97
Common Stock, par value $.01 per share	3,000	$13.440	$40,320.00	$3.26
Common Stock, par value $.01 per share	1,667	$13.420	$22,371.14	$1.81
Common Stock, par value $.01 per share	7,800	$11.470	$89,466.00	$7.24
Common Stock, par value $.01 per share	5,000	$8.970	$44,850.00	$3.63
Common Stock, par value $.01 per share	11,667	$9.000	$105,003.00	$8.49
Common Stock, par value $.01 per share	10,000	$9.750	$97,500.00	$7.89
Common Stock, par value $.01 per share	5,000	$9.660	$48,300.00	$3.91
Common Stock, par value $.01 per share	5,000	$9.590	$47,950.00	$3.88

Common Stock, par value $.01 per share	13,580	$9.200	$124,936.00	$10.11
Common Stock, par value $.01 per share	6,000	$10.250	$61,500.00	$4.98
Common Stock, par value $.01 per share	15,000	$9.950	$149,250.00	$12.07
Common Stock, par value $.01 per share	1,667	$12.090	$20,154.03	$1.63
Common Stock, par value $.01 per share	1,667	$12.090	$20,154.03	$1.63
Common Stock, par value $.01 per share	2,250	$13.400	$30,150.00	$2.44
Common Stock, par value $.01 per share	90,559	$12.690	$1,149,193.71	$92.97
Common Stock, par value $.01 per share	56,750	$14.150	$803,012.50	$64.96
Common Stock, par value $.01 per share	12,500	$14.710	$183,875.00	$14.88
Common Stock, par value $.01 per share	21,163	$15.310	$324,005.53	$26.21
Common Stock, par value $.01 per share	1,500	$14.560	$21,838.50	$1.77
Common Stock, par value $.01 per share	129,869	$13.900	$1,805,179.10	$146.04
Common Stock, par value $.01 per share	10,000	$12.130	$121,300.00	$9.81
Common Stock, par value $.01 per share	2,250	$12.000	$27,000.00	$2.18
Common Stock, par value $.01 per share	1,667	$14.670	$24,454.89	$1.98
Common Stock, par value $.01 per share	3,000	$15.100	$45,300.00	$3.66
Common Stock, par value $.01 per share	15,000	$15.240	$228,600.00	$18.49
Common Stock, par value $.01 per share	6,667	$15.000	$100,005.00	$8.09
Common Stock, par value $.01 per share	219,273	$17.440	$3,824,121.12	$309.37
Common Stock, par value $.01 per share	2,500	$17.250	$43,125.00	$3.49
Common Stock, par value $.01 per share	6,000	$17.100	$102,600.00	$8.30
Common Stock, par value $.01 per share	4,250	$14.980	$63,665.00	$5.15
Common Stock, par value $.01 per share	1,667	$16.170	$26,955.39	$2.18
Common Stock, par value $.01 per share	300	$17.050	$5,115.00	$0.41
Common Stock, par value $.01 per share	204,142	$21.860	$4,462,544.12	$361.02

Total fee				$1,268

(1) Representing shares covered under the following option grants:

Date of Option	Number of Shares of Common Stock Issuable	Options Granted to

January 2, 2001	12,666	Consultants
January 3, 2001	4,000	Consultant
January 8, 2001	500	Employee
March 7, 2001	10,000	Employee
March 14, 2001	5,000	Employee
March 15, 2001	1,667	Consultant
March 16, 2001	1,667	Consultant
April 4, 2001	4,000	Consultant
April 16, 2001	4,100	Employees
May 11, 2001	2,435	Consultant
May 25, 2001	8,000	Employee
June 1, 2001	15,000	Employee
June 11, 2001	15,000	Employee
June 27, 2001	3,084	Consultant
July 23, 2001	10,000	Employees
July 25, 2001	481	Consultant
July 30, 2001	5,000	Employee
August 2, 2001	2,000	Employee
August 28, 2001	3,000	Employee
September 4, 2001	1,667	Consultant
September 26, 2001	7,800	Employee
October 29, 2001	5,000	Consultant
October 30, 2001	11,667	Consultants
November 1, 2001	10,000	Employee
November 6, 2001	5,000	Consultant
November 7, 2001	5,000	Consultant
December 14, 2001	13,580	Employees
January 2, 2002	6,000	Consultant
February 1, 2002	15,000	Consultant
March 15, 2002	1,667	Consultant
March 16, 2002	1,667	Consultant
April 16, 2002	2,250	Employee
May 10, 2002	90,559	Employees
May 16, 2002	56,750	Employees
May 23, 2002	12,500	Employee
May 31, 2002	21,163	Employees
June 7, 2002	1,500	Employee
June 14, 2002	129,869	Employees
June 24, 2002	10,000	Employee
August 1, 2002	2,250	Employee
September 4, 2002	1,667	Consultant
October 16, 2002	3,000	Employee
October 21, 2002	15,000	Employee
October 30, 2002	6,667	Consultants
December 13, 2002	219,273	Employees
December 23, 2002	2,500	Employee
January 2, 2003	6,000	Consultant
February 3, 2003	4,250	Employee
March 16, 2003	1,667	Consultant
April 14, 2003	300	Employee
June 13, 2003	204,142	Employees

The number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions and also may be adjusted to reduce the number of registered shares in the event of a reverse stock split or similar transaction.
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the actual exercise prices of the respective options.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents, which previously have been filed with the Commission, are incorporated herein by reference and made a part hereof:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 19, 2003.

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Commission on May 12, 2003.

(3)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the Commission on August 11, 2003.

(4)	Current Reports on Form 8-K filed with the Commission on January 24, 2003, March 3, 2003, May 6, 2003, May 13, 2003, August 5, 2003 and August 11, 2003.

(5)	The description of our Common Stock contained in Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-76409), filed June 17, 1999, and Registration Statement on Form 8-A, filed June 8, 1999, as amended by Registration Statement on Form 8-A, filed January 2, 2001, including any amendment filed for the purposes of updating such description.

     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall hereby be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     None.

Item 6. Indemnification of Directors and Officers

     Our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated By-Laws (“By-Laws”) provide that we must indemnify to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of our Certificate of Incorporation or By-Laws, agreements, vote of stockholders or disinterested directors or otherwise.

     Our Certificate of Incorporation and By-Laws generally follow the language of Section 145 of the Delaware General Corporation Law (the “DGCL”) and specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the Certificate of Incorporation and By-Laws, determinations of good faith for purposes of determining whether indemnification is available are made (1) by our board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders. We believe that indemnification under our Certificate of Incorporation and By-Laws covers negligence and gross negligence on the part of indemnified parties.

     We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify such directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of such person’s services as a director or officer of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

     Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We also have the power to purchase and maintain insurance for such persons.

     The above discussion of our Certificate of Incorporation and By-Laws and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Registration No. 333-76409).

4.2	Amended and Restated By-Laws of the Company, incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (Registration No. 333-76409).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Standard Non-plan Option Award Agreement, incorporated by reference to Exhibit 10.30 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 19, 2003.

* filed herewith

Item 9. Undertakings

     (a)       The undersigned registrant hereby undertakes:

               (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                    (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)       The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on August 22, 2003.

UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine A. Rothblatt
Martine A. Rothblatt
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each of such persons appoints Martine A. Rothblatt and Paul A. Mahon, or either of them, with full power to act, his true and lawful attorney-in-fact and agent of him and on his behalf and in his name, place and stead, and in any and all capacities, with full and several power of substitution, to sign and file with the proper authorities any and all documents in connection with this Registration Statement on Form S-8, including amendments thereto, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Martine A. Rothblatt	Chairman of the Board and Chief Executive	August 22, 2003
Officer
Martine A. Rothblatt

/s/ Roger A. Jeffs	President, Chief Operating Officer and	August 22, 2003
Director
Roger A. Jeffs

/s/ Fred T. Hadeed	Chief Financial Officer	August 22, 2003

Fred T. Hadeed

/s/ Ricardo Balda	Director	August 22, 2003

Ricardo Balda

/s/ Christopher Causey	Director	August 22, 2003

Christopher Causey

Director

Raymond Dwek

/s/ R. Paul Gray	Director	August 22, 2003

R. Paul Gray

Director

H. Beecher Hicks

Director

Raymond Kurzweil

/s/ Christopher Patusky	Director	August 22, 2003

Christopher Patusky

Director

Louis W. Sullivan